Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2005, related to our audits of the financial statements of SpectraScience, Inc. as of December 31, 2004 and 2003, and for the period from August 2, 2004 to December 31, 2004, for the period from January 1, 2004 to August 1, 2004, and for the year ended December 31, 2003, and our audit of the December 31, 2002 balance sheet, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2004 previously filed by SpectraScience, Inc. with the Securities and Exchange Commission. We were engaged to audit the financial statements of SpectraScience, Inc. for the year ended December 31, 2002, but except for the balance sheet, we were unable to express, and did not express, an opinion on those financial statements.

	/s/	J.H. Cohn LLP

San Diego, California
September 9, 2005